Exhibit 4.2

Unless this Security is presented by an authorized representative of Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg” and, together with Euroclear, “Euroclear/Clearstream”) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued upon registration of transfer of, or in exchange for, or in lieu of, this Security is registered in the name of The Bank of New York Depository (Nominees) Limited or in such other name as requested by an authorized representative of Euroclear/Clearstream and any payment hereon is made to The Bank of New York Depository (Nominees) Limited, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, The Bank of New York Depository (Nominees) Limited, has an interest herein.

AON PLC

2.875% Senior Notes due 2026 (Guaranteed by Aon Corporation) (the “Securities”)

No. 1	€500,000,000
ISIN No.: XS1062493934
Common Code: 106249393

AON PLC

Aon plc, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, the principal sum of FIVE HUNDRED MILLION EUROS (€500,000,000) on May 14, 2026 and, subject to Section 16.05 of said Indenture, to pay interest thereon, computed on an Actual/Actual (ICMA) day count basis, from May 14, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on May 14 of each year, commencing May 14, 2015 (each, an “Interest Payment Date”), at the rate of 2.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 30 (whether or not a Business Day), immediately preceding such Interest Payment Date. “Actual/Actual (ICMA) day count basis” means that interest on this Security will be calculated on the basis of the actual number of days in the period from and including the last Interest Payment Date (or, with respect to the interest payable on the first Interest Payment Date, the issue date of this Security) to, but excluding, the next date on which interest is paid or duly provided for. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding business day, and we will not be liable for any additional interest as a result of the delay in payment. If a maturity date falls on a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. The term “business day” means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obligated by law or executive order to close in London and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a subsequent record date for the payment of such defaulted interest established by the Company, notice whereof shall be given to Holders of Securities of this series not less than 15 days prior to such subsequent record date, such record date to be not less than 5 days preceding the date of payment of such defaulted interest, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Principal Paying Agent (as defined below) in London, in such coin or currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union, as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by wire transfer, other electronic means or mailing checks to the address of the Holder entitled thereto as such address shall appear in the Security Register.

The Securities of this series are subject to redemption and repurchase at the option of the Company prior to the stated maturity as described on the reverse hereof.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: May 14, 2014

AON PLC

By:
Name:
Title:

Attest:

Name:
Title:

[Company Signature Page to Note]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

Dated: May 14, 2014	By:
Authorized Officer

[Trustee Signature Page to Note]

This Security is one of a duly authorized series of securities of the Company entitled “2.875% Senior Notes due 2026” (herein called the “Securities”) issued and to be issued in one or more series under an Indenture, dated as of May 24, 2013 (herein called the “Indenture”) between the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities of this series will initially be issued in the aggregate principal amount of €500,000,000. The Company may, from time to time, without the written consent of or notice to holders of the Securities of this series, create and issue under the Indenture additional securities having the same terms and conditions as the Securities of this series (other than the issue date, the issue price and, to the extent applicable, the first date from which interest on such additional securities shall accrue and the first interest payment date for such additional securities) and such additional securities shall be consolidated with and form a single series with the Securities of this series.

All payments of interest and principal, including payments upon any redemption of the Securities or under the Guarantee, will be payable in euro.  If the euro is unavailable due to the imposition of exchange controls or other circumstances beyond the control of the Company or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euro. Any payment in respect of the Securities so made in U.S. dollars will not constitute an event of default under the Securities or the Indenture. Neither the Trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

The Company may redeem the Securities of this series, in whole at any time, or in part from time to time, at the Company’s option, at a price equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 22 basis points (each such redemption being an “Optional Redemption”).

On or after February 14, 2026 the Company may redeem any or all of the Securities at a redemption price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest on the principal amount of the Securities being redeemed to but excluding the redemption date (such redemption also being an “Optional Redemption”).

If the Company has given notice of Optional Redemption as provided herein and in the Indenture and funds for the redemption of any Securities of this series called for Optional Redemption have been made available on the applicable redemption date, such Securities will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the Holders of such Securities will be to receive payment of the applicable redemption price.

The Company will prepare and mail a notice of an Optional Redemption to each Holder of Securities to be redeemed by first-class mail at least 30 and not more than 90 calendar days prior to the date fixed for such Optional Redemption. On and after the redemption date for an Optional Redemption, interest will cease to accrue on the Securities called for redemption (unless the Company defaults in the payment of the redemption price).

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Securities to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

All payments of principal of and premium, if any, and interest, if any, on all Securities and the Guarantee, shall be free and clear of and without withholding or deduction for or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of the government of the United Kingdom or the United States (each, a “Home Country Jurisdiction”), of any territory of a Home Country Jurisdiction or any authority or agency therein or thereof having the power to tax (collectively, “Taxes”), except to the extent such Taxes are required to be withheld or deducted by law or by the interpretation or administration thereof.

If the Company, the Guarantor or any agent acting on its or their behalf is so required to withhold or deduct any amount for or on account of Taxes from any payment made in respect of the Securities or the Guarantee, the Company, the Guarantor or any agent acting on its or their behalf, as applicable, shall pay such additional amounts (“Additional Amounts”) as may be necessary such that the net amount received by each beneficial owner (including such Additional Amounts), after such withholding or deduction, shall not be less than the amount such beneficial owner would have received if the Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(1)           that would not have been imposed but for the existence of any present or former connection between such Holder or beneficial owner of the Securities (or between a fiduciary,

settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and such Home Country Jurisdiction or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(2)           that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;

(3)           payable other than by withholding from payments of principal of and premium, if any, or interest, if any, on or from payments in respect of the Securities;

(4)           that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

(i)            such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and

(ii)           at least thirty (30) days before the first payment date with respect to which such Additional Amounts shall be payable, the Company or the Guarantor, as the case may be, shall have notified such recipient in writing that such recipient shall be required to comply with such requirement;

(5)           that would not have been imposed but for the presentation of a Security (where presentation is required) for payment on a date more than thirty (30) days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(6)           that are imposed on a payment to an individual and are required to be made pursuant to European Council Directive 2003/48/EC or any other directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

(7)           that are imposed or withheld pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(8)           that would not have been imposed if presentation for payment of the relevant Security had been made to a paying agent other than the paying agent to which the presentation was made; or

(9)           any combination of the foregoing clauses (1) through (8);

nor shall Additional Amounts be paid with respect to any payment of principal of or premium, if any, or interest, if any, on or payment in respect of any Security, to any such Holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Security.

All references in this Security (other than with respect to amounts payable under Articles Twelve or Thirteen of the Indenture) to the payment of the principal of or premium, if any, or interest, if any, on or the net proceeds received on the sale or exchange of, the Securities or the Guarantee, shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

The Bank of New York Mellon (London Branch) will initially act as principal paying agent (the “Principal Paying Agent”) for the Securities pursuant to Section 4.03 of the Indenture. The Company shall maintain, in respect of the Securities, at least one paying agent that will not be obliged to withhold or deduct taxes pursuant to any law implementing European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, provided there is at least one member state that does not require a paying agent to withhold or deduct pursuant to such directive.

The obligations of the Company and the Guarantor, to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the Securities.

If, as a result of any consolidation, merger, conversion, conveyance, transfer or lease of the properties and assets of the Company or the Guarantor, substantially as an entirety in accordance with Section 11.01 of the Indenture, the successor Person formed by such consolidation, merger, or conversion, or to which such conveyance, transfer or lease is made is not organized under the laws of the United Kingdom or the United States (or, in each case, any political subdivision or taxing authority thereof), such successor Person will pay Additional Amounts on the same basis set forth herein, except that references to the “Home Country Jurisdiction” will be treated as references to the United Kingdom, the United States and the country in which such successor Person is organized or resident (or deemed resident for tax purposes).

The Company shall have the option to redeem the Securities, in whole but not in part, at a redemption price equal to the principal amount thereof plus accrued but unpaid interest to the date of redemption, if, with respect to such series:

(a)           the Company determines that, as a result of:

(i)            any change in, amendment to, or announced proposed change in the laws or any regulations or rulings promulgated thereunder of a Home Country Jurisdiction (or of any political subdivision or taxing authority thereof) or, in the event of the assumption of the obligations of the Company under the Indenture and hereunder or the assumption of the obligations of the Guarantor under the Indenture and the Guarantee, by a successor Person not organized under the laws of a Home Country Jurisdiction (or in each case, any political subdivision or taxing authority thereof) in accordance with Section 11.01 of the Indenture, the jurisdiction in which such successor Person is organized (or deemed resident for tax purposes); or

(ii)           any change in the application or official interpretation of such laws, regulations or rulings, or (in either case) any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after (A) the issue date of the Securities unless clause (B) applies or (B) in the event of the assumption of the obligations of the Company under the Indenture and hereunder or the assumption of the obligations of the Guarantor under the Indenture and under the Guarantee, by a successor Person not organized under the laws of a Home Country Jurisdiction (or, in each case, any political subdivision or taxing authority thereof), with respect to taxes imposed by such other jurisdiction in accordance with Section 11.01 of the Indenture, the date of the transaction resulting in such assumption, the Company or the Guarantor, as applicable, would be required to pay Additional Amounts with respect to the Securities on the next succeeding Interest Payment Date and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company, the Guarantor or such successor Person, as applicable; or

(b)           the Company determines, based upon an opinion of independent counsel of recognized standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Home Country Jurisdiction (or any political subdivision or taxing authority thereof) or, in the event of the assumption of the obligations of the Company under the Indenture and hereunder or the assumption of the obligations of the Guarantor under the Indenture and under the Guarantee, by a successor Person not organized under the laws of a Home Country Jurisdiction (or in each case, any political subdivision or taxing authority thereof) in accordance with Section 11.01 of the Indenture, the jurisdiction in which such successor Person is organized (or deemed resident for tax purposes), which action is taken or brought on or after (i) the issue date of the Securities unless clause (ii) applies or (ii) in the event of the assumption of the obligations of the Company under the Indenture and hereunder or the assumption of the obligations of the Guarantor under the Indenture and under the Guarantee, by a successor Person not organized under the laws of a Home Country Jurisdiction (or in each case, any political subdivision or taxing authority thereof) in accordance with Section 11.01 of the Indenture, with respect to taxes imposed by such other jurisdiction, the date of the transaction resulting in such assumption, that there is a substantial probability that the circumstances described in subsection (a) above would exist.

No notice of redemption pursuant to clause (a) or (b) above may be given earlier than ninety (90) days prior to the earliest date on which the Company or the Guarantor, would be obligated to pay Additional Amounts as contemplated by clause (a) or (b), as the case may be.

The Company or the Guarantor will also pay to each Holder, or make available for payment to each such Holder, on the redemption date any Additional Amounts resulting from the payment of such redemption price.

Prior to the delivery of any notice of redemption pursuant to the third preceding paragraph, the Company will deliver to the Trustee an Officer’s Certificate stating that the Company is entitled to effect or cause a redemption and setting forth a statement of facts showing that the conditions precedent of the right to so redeem or cause such redemption have occurred and, if the redemption is pursuant to clause (b) of the third preceding paragraph above, the opinion of independent counsel referred to in such clause (b), which shall be in a form satisfactory to the Trustee. Once the Company delivers such an Officer’s Certificate to the Trustee, any notice of redemption that has been given shall be irrevocable.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal amount of and accrued and unpaid interest, if any, on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth therein.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Securities are being issued in the form of one or more global notes (the “Global Note”), evidencing all or any portion of the Securities and registered initially in the name of The Bank of New York Depository (Nominees) Limited, as nominee of the common depositary for Euroclear/Clearstream (including its respective successors). The Securities shall be issued in certificated form (each, a “Definitive Note”) only in the following limited circumstances: (1) the Company or the Guarantor advises the Trustee in writing that the common  depositary is at any time no longer willing or able to discharge its responsibilities properly, or Clearstream, Luxembourg or Euroclear ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor common depositary is not appointed by the Company or a successor clearing agency satisfactory to the Company is not established within 90 days after the company receives notice thereof; (2) an Event of Default has occurred and is continuing with respect to the Securities; or (3) the Company or the Guarantor delivers to the Trustee a Company Order to the effect that this Security shall be exchangeable for Definitive Notes, in each such case this Security shall be exchangeable for Definitive Notes in an equal aggregate principal amount.  Such Definitive Notes shall be registered in such name or names as the common depositary shall instruct the Trustee. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Interest on this Security shall be computed on an Actual/Actual (ICMA) day count basis.

All terms used but not defined in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Security shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

* * *

ASSIGNMENT

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: Your Signature:
(Sign exactly as your name
appears on the face of this

Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

NOTATION OF GUARANTEE

For value received, the undersigned Guarantor (which term includes any successor Person under the Indenture), subject to the provisions in the Indenture and the terms of the Securities of this series, has fully, unconditionally and irrevocably guaranteed to and for the benefit of each Holder and the Trustee the due and prompt payment in full of all amounts which may at any time be or become from time to time due and payable by the Company under the Indenture or otherwise with respect to the Securities of this series registered in such Holder’s name, at their stated due dates or when otherwise due in accordance with the terms thereof.  The obligations of the Guarantor to the Holders of Securities and to the Trustee pursuant to the Guarantee under the Indenture are expressly set forth in Article Fifteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.  Each Holder of a Security, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for the purpose of such provisions.

Aon Corporation

By:
Name:
Title:

[Company Signature Page to Notation of Guarantee]